Exhibit 99.1

News Release
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Media Contact:

Margaret Kirch Cohen, 312-696-6383, margaret.cohen@morningstar.com

FOR IMMEDIATE RELEASE

Frank Ptak, President and CEO of The Marmon Group, Joins Morningstar’s Board of Directors

CHICAGO, Feb. 12, 2007—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced that Frank S. Ptak, 63, has been appointed to serve on its board of directors.

Ptak has served as president and chief executive officer of The Marmon Group of companies since 2006. The Marmon Group is a diverse manufacturing and service organization comprising more than 125 independent businesses with combined revenues of approximately $7 billion. Since 2003, he has served on the board of directors for Marmon Holdings, Inc., whose holdings include companies within The Marmon Group.

Ptak brings more than 40 years of experience to Morningstar’s board. Before joining The Marmon Group, he was vice chairman of Illinois Tool Works, Inc. (ITW), a diversified manufacturer of industrial systems and components with $14 billion in revenue in 2006. Before joining the company in 1975, Ptak worked at Sara Lee Corp., Kemper Financial Services, Inc., and Arthur Young & Co. He previously served on the board of directors for Snap-on, Inc., General Growth Properties, Inc., Hon Industries, and Heller Financial, Inc.

“We’re pleased to welcome Frank as the seventh member of our board of directors,” said Joe Mansueto, chairman and chief executive officer of Morningstar. “I’ve long been a fan of both ITW and the Marmon companies. Both firms have grown significantly using a decentralized structure and have been successful in making acquisitions. Frank brings a wealth of knowledge and experience to Morningstar’s board.”

Ptak holds a bachelor’s degree in commerce from DePaul University and the certified public accountant (CPA) designation. He is a member of the board of directors and executive committee for Junior

Achievement of Chicago. Ptak is also a member of the DePaul University College of Commerce Advisory Council, Economic Club of Chicago, Executives’ Club of Chicago, and Commercial Club of Chicago.

Ptak has not yet been appointed to serve on any of Morningstar’s board committees. He is the father of Morningstar stock analyst Jeffrey Ptak.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in the United States and in major international markets. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 145,000 investment offerings, including stocks, mutual funds, and similar vehicles. The company has operations in 14 countries and minority ownership interests in companies in three other countries.

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